Exhibit 3.3

CERTIFICATE OF RETIREMENT

OF

1,972,730 SHARES OF ESOP CONVERTIBLE PREFERRED STOCK, SERIES C

AND

6,568 SHARES OF $2.50 CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES BB

OF

BANK OF AMERICA CORPORATION

Pursuant to Section 243(b)

of the General Corporation Law

of the State of Delaware

Bank of America Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) (a) authorizes the issuance of up to 12,900,000,000 shares of capital stock of the Corporation; (b) authorizes the issuance of up to 100,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”); (c) designates 3,000,000 shares of Preferred Stock as ESOP Convertible Preferred Stock, Series C, par value $0.01 per share (the “Series C Preferred Stock”); and (d) designates 20,000,000 shares of Preferred Stock as $2.50 Cumulative Convertible Preferred Stock, Series BB, par value $0.01 per share (the “Series BB Preferred Stock”).

2. The Corporation (i) duly issued 1,972,730 shares of Series C Preferred Stock, and all 1,972,730 shares of Series C Preferred Stock have been redeemed, repurchased, or otherwise reacquired by the Corporation (the “Series C Reacquired Shares”) and (ii) duly issued 6,568 shares of Series BB Preferred Stock, and all 6,568 shares of Series BB Preferred Stock have been redeemed, repurchased, or otherwise reacquired by the Corporation (the “Series BB Reacquired Shares” and together with the Series C Reacquired Shares, the “Reacquired Shares”).

3. The Certificate of Incorporation provides that the Reacquired Shares shall be restored to the status of authorized but unissued shares of Preferred Stock and thus prohibits the reissuance of the Reacquired Shares as shares of Series C Preferred Stock and Series BB Preferred Stock, respectively.

Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the effectiveness of this Certificate of Retirement, the Certificate of Incorporation shall be amended so as to (a) reduce the total number of shares of Series C Preferred Stock the Corporation is authorized to issue from 3,000,000 to 1,027,270; and (b) reduce the total number of shares of Series BB Preferred Stock the Corporation is authorized to issue from 20,000,000 to 19,993,432. This Certificate of Retirement shall not affect the total number of authorized shares of capital stock of the Corporation or the total number of authorized shares of Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, Bank of America Corporation has caused this Certificate of Retirement to be signed by its duly authorized officer, this 27th day of December, 2019.

BANK OF AMERICA CORPORATION

By:	/s/ Ross E. Jeffries, Jr.
Ross E. Jeffries, Jr.
Deputy General Counsel and Corporate Secretary